Exhibit 10.1
Sterling Chemicals, Inc.
Second Amended and Restated
2002 Stock Plan
Effective as of November 7, 2008

STERLING CHEMICALS, INC.
SECOND AMENDED AND RESTATED
2002 STOCK PLAN
Preliminary Statements
A.	Sterling Chemicals, Inc., a Delaware corporation (the “Company”), has previously adopted that certain Amended and Restated 2002 Stock Plan (the “Existing Plan”).

B.	Pursuant to Sections 2 and 20 of the Existing Plan, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company has the right to amend the Existing Plan from time to time, subject to specified limitations.

C.	The Compensation Committee desires to amend the Existing Plan in certain respects and to restate the Existing Plan, as so amended, in its entirety.

D.	This Amended and Restated 2002 Stock Plan is intended as good faith compliance with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and is to be construed in accordance with Section 409A and any guidance issued thereunder.
          Now, Therefore, the Existing Plan is hereby amended and restated, effective as of November 7, 2008, to read in its entirety as follows:
          1. Purpose. The Sterling Chemicals, Inc. Second Amended and Restated 2002 Stock Plan (the “Plan”) is intended to provide incentives which will attract, retain and motivate highly competent persons as officers and key employees of, and consultants to, the Company and its subsidiaries and affiliates, by providing them opportunities to acquire shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) or to receive monetary payments based on the value of such shares pursuant to the Benefits (as defined in Section 4 below) described herein. Capitalized terms are defined when first used, as described in the Index of Defined Terms at the end of this document.
          2. Administration. (a) Committee. The Plan will be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company from among its members (which may be the Compensation Committee) and shall be comprised, unless otherwise determined by the Company’s Board of Directors, of not less than two members. During any period when the Company is subject to Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each member of the Committee shall be a “Non-

Employee Director” within the meaning of such Rule, and during any period when the Company is subject to Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Code, each member of the Committee shall be an “outside directors” within the meaning of such Section.
          (b) Authority. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives.
          (c) Indemnification. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.
          (d) Delegation and Advisers. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.
          3. Participants. Participants will consist of such officers and key employees of, and such consultants to, the Company and its subsidiaries and affiliates as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

          4. Type of Benefits. Benefits under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards and (d) Stock Units (each as described below, and collectively, the “Benefits”). Stock Awards and Stock Units may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described in Section 10 hereof. Benefits shall be evidenced by agreements (which need not be identical) in such forms as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.
          5. Common Stock Available Under the Plan. (a) Basic Limitations. The aggregate number of shares of Common Stock that may be subject to Benefits, including Stock Options, granted under this Plan shall be 1,379,747 shares of Common Stock, which may be authorized and unissued or treasury shares, subject to any adjustments made in accordance with Section 12 hereof. The maximum number of shares of Common Stock with respect to which Benefits may be granted or measured to any individual participant under the Plan during the term of the Plan shall not exceed 1,379,747 (subject to adjustments made in accordance with Section 12 hereof).
          (b) Additional Shares. Any shares of Common Stock subject to a Stock Option or Stock Appreciation Right which for any reason is cancelled or terminated without having been exercised, or any shares subject to Stock Awards or Stock Units which are forfeited, or any shares delivered to the Company as part or full payment for the exercise of a Stock Option, Stock Appreciation Right or Stock Award or any related tax withholding or other sums due (including by the withholding of shares of Common Stock for which a Stock Option, Stock Appreciation Right or Stock Award is exercisable) shall again be available for Benefits under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Common Stock subject to Benefits but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Benefits (including the maximum number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights) that may be granted to any individual participant under the Plan.
          (c) Acquisitions. In connection with the acquisition of any business by the Company or any of its subsidiaries or affiliates, any outstanding grants, awards or sales of options or other similar rights pertaining to such business may be assumed or replaced by Benefits under the Plan upon such terms and conditions as the Committee determines. The date of any such grant or award shall relate back to the date of the initial grant or award being assumed or replaced, and service with the acquired business shall constitute service with the Company or its subsidiaries or affiliates for purposes of such grant or award. Any shares of Common Stock underlying any grant or award or sale pursuant to any such acquisition shall be disregarded for purposes of applying the limitations under and shall not reduce the number of shares of Common Stock available under Section 5(a) above.

          6. Stock Options. (a) Generally. Stock Options will consist of awards from the Company that will enable the holder to purchase a number of shares of Common Stock, at set terms. Stock Options may be “incentive stock options” (“Incentive Stock Options”), within the meaning of Section 422 of the Code, or Stock Options which do not constitute Incentive Stock Options (“Nonqualified Stock Options”). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:
          (b) Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine at the date of grant; provided, however, that the per-share exercise price of a Stock Option granted hereunder shall not be less than 100% of the Fair Market Value (as defined in Section 15) of a share of Common Stock on the date of grant.
          (c) Payment of Exercise Price. The option exercise price may be paid in cash or by the withholding of shares of Common Stock for which a Stock Option is exercisable. Additionally, the Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan.
          (d) Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Option shall be exercisable later than ten years after the date it is granted except in the event of a participant’s death, in which case, the exercise period of such participant’s Stock Options may be extended beyond such period but no later than one year after the participant’s death. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option agreement at the date of grant.
          (e) Restoration of Stock Options. The Committee may, at the time of grant of an option, provide for the grant of a subsequent Restoration Stock Option if the exercise price is paid for by delivering previously owned shares of Common Stock of the Company. Restoration Stock Options (i) may be granted in respect of no more than the number of shares of Common Stock tendered in exercising the predecessor Stock Option, (ii) shall have an exercise price equal to the Fair Market Value on the date the Restoration Stock Option is granted, and (iii) may have an exercise period that does not extend beyond the remaining term of the predecessor Stock Option. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate.
          (f) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to participants who are employees of the Company or of a “Parent

Corporation” or “Subsidiary Corporation” (as defined in Sections 424(e) and (f) of the Code, respectively) at the date of grant. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any Parent Corporation or Subsidiary Corporation ) shall not exceed $100,000. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. No Incentive Stock Option may be exercised later than ten years after the date it is granted.
          (g) Additional Limitations on Incentive Stock Options for Ten Percent Shareholders. Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary Corporation, unless the exercise price of the option is fixed at not less than 110% of the Fair Market Value of the Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.
          7. Stock Appreciation Rights. (a) Generally. A Stock Appreciation Right means a right to receive a payment in cash, Common Stock or a combination thereof, an amount equal to the excess of (i) the Fair Market Value, or other specified valuation, of a specified number of shares of Common Stock on the date the right is exercised over (ii) the Fair Market Value of such shares of Common Stock on the date the right is granted, as determined by the Committee. Each Stock Appreciation Right shall be subject to such terms and conditions as the Committee shall impose from time to time.
          (b) Exercise Period. Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Appreciation Rights shall be exercisable (i) earlier than the date of death or disability of the participant, the date of the participant’s termination of employment or service with the Company and its subsidiaries or affiliates or a fixed date set forth in such right at the date of grant nor (ii) later than ten years after the date it is granted. All Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such right at the date of grant.
          8. Stock Awards. (a) Generally. The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of any bonus in stock) consisting of Common Stock issued or transferred to participants with or without other payments therefor. A Stock Award shall be construed as an offer by the Company to the participant to purchase the number of shares of Common Stock subject to the Stock Award at the purchase price, if any, established therefor; provided, however, that the purchase price established for the shares of Common Stock subject to a Stock Award granted hereunder shall not be less than 100% of the Fair Market Value of such shares of

Common Stock on the date of grant. Any right to acquire the shares under the Stock Award that is not exercised by the participant within 30 days after the grant is communicated shall automatically expire.
          (b) Payment of the Purchase Price. If the Stock Award requires payment therefor, the purchase price of any shares of Common Stock subject to a Stock Award may be paid in any manner authorized by the Committee, which may include any manner authorized under the Plan for the payment of the exercise price of a Stock Option. Stock Awards may also be made in consideration of services rendered to the Company or its subsidiaries or affiliates.
          (c) Additional Terms. Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods, and may constitute Performance-Based Awards, as described in Section 10 hereof. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such an Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed.
          (d) Rights as a Shareholder. The Stock Award shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock of the Company, including the right to receive dividends and to vote the shares.
          9. Stock Units. (a) Generally. The Committee may, in its discretion, grant Stock Units (as defined in subsection (d) below) to participants hereunder. The Committee shall determine the criteria for the vesting of Stock Units. Stock Units may constitute Performance-Based Awards, as described in Section 10 hereof. A Stock Unit granted by the Committee shall provide payment in shares of Common Stock at such time as the award agreement shall specify. Shares of Common Stock issued pursuant to this Section 9 may be issued with or without other payments therefor as may be required by applicable law or such other consideration as may be determined by the Committee. The Committee shall determine whether a participant granted a Stock Unit shall be entitled to a Dividend Equivalent Right (as defined in subsection (d) below).
          (b) Settlement of Stock Units. Upon vesting of a Stock Unit, shares of Common Stock representing the Stock Units shall be distributed to the participant unless the Committee provides for the payment of the Stock Units in cash equal to the value of the shares of Common Stock which would otherwise be distributed to the participant or partly in cash and partly in shares of Common Stock.
          (c) Definitions. A “Stock Unit” means a notional account representing one share of Common Stock. A “Dividend Equivalent Right” means the right to receive the amount of any dividend paid on the share of Common Stock underlying a Stock Unit, which shall be payable in cash or in the form of additional Stock Units.
          10. Performance-Based Awards. (a) Generally. Any Benefits granted under the Plan may be granted in a manner such that the Benefits qualify for the performance-based compensation exemption of Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards shall be based on achievement of hurdle rates and/or growth rates in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole.
          (b) Business Criteria. The business criteria shall be as follows, individually or in combination: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or revenue growth; (iv) gross profit or gross profit growth; (v) market share; (vi) operating profit (before or after taxes); (vii) expense targets; (viii) working capital targets, including those relating to inventory and/or accounts receivable; (ix) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (x) earnings before or after taxes, interest, depreciation and/or amortization, whether or not adjusted; (xi) gross or operating margins; (xii) productivity ratios; (xiii) margins; (xiv) operating efficiency; (xv) objective measures of customer satisfaction; (xvi) measures of economic value added; (xvii) inventory control; (xviii) enterprise value; (xix) sales; (xx) debt levels and net debt; (xxi) timely launch of new facilities; (xxii) client retention; (xxiii) employee retention; (xxiv) timely completion of new product rollouts; (xxv) objective measures of personal targets, goals or completion of projects; (xxvi) market share; (xxvii) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (xxviii) planning accuracy (as measured by comparing planned results to actual results); (xxix) share price (including, but not limited to, growth measures and total stockholder return); (xxx) environmental, health and safety performance; and (xxxi) business development activities. Any one or more of the business criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more affiliates as a whole or any business unit(s) of the Company and/or one or more affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above business criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
          (c) Establishment of Performance Goals. With respect to Performance-Based Awards, the Committee shall establish in writing (i) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (ii) the individual employees or class of employees to which such performance goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed).

          (d) Certification of Performance. No Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.
          (e) Modification of Performance-Based Awards. With respect to any Benefits intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. Notwithstanding the preceding sentence, the Committee may reduce or eliminate the number of shares of Common Stock or cash granted or the number of shares of Common Stock vested upon the attainment of such performance goal.
          11. Foreign Laws. The Committee may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted pursuant to this Section 11 and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.
          12. Adjustment Provisions; Change in Control. (a) Adjustment Generally. If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding Stock Option and Stock Appreciation Right such that each such Stock Option and Stock Appreciation Right shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Stock Option or Stock Appreciation Right had such Stock Option or Stock Appreciation Right been exercised in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur.
          (b) Modification of Benefits. In the event of any change or distribution described in subsection (a) above, in order to prevent dilution or enlargement of participants’ rights under the Plan, the Committee will adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Benefits, the exercise price applicable to outstanding Benefits, and the Fair Market Value of the Common Stock and other value determinations applicable to outstanding Benefits; provided, however, that any such arithmetic adjustment to a Performance-Based Award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. Appropriate adjustments may also be made by the Committee in the terms of any Benefits under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Benefits on an equitable basis, including modifications of performance targets and changes in the length of performance periods; provided, however, that any such arithmetic adjustment to a Performance-Based Award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. In addition, other than with respect to Stock Options, Stock Appreciation Rights, and other awards intended to constitute Performance-Based Awards, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Benefits in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an incentive stock option for purposes of Section 422 of the Code.
          (c) Effect of a Change in Control. Notwithstanding any other provision of this Plan, if there is a Change in Control (as defined in subsection (d) below) of the Company, all then outstanding Stock Options, Stock Appreciation Rights and Stock Units shall immediately vest and become exercisable and any restrictions on Stock Awards or Stock Units shall immediately lapse. Thereafter, all Benefits shall be subject to the terms of any agreement effecting the Change in Control, which agreement, may provide, without limitation, that each Stock Option and Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and that such holder shall receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share underlying such Stock Option or Stock Appreciation Right with such amount payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. A provision like the one contained in the preceding sentence shall be inapplicable to a Stock Option or Stock Appreciation Right granted within six (6) months before the occurrence of a Change in Control if the holder of such Stock Option or Stock Appreciation Right is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.
          (d) Definitions. For purposes of this Section 12, a “Change in Control” of the Company shall be deemed to have occurred upon any of the following events:
     (i) Any person (as such term us used in Section 13(d) of the Exchange Act, other than one or more trusts established by the Company for the benefit of employees of the Company or its subsidiaries) and other than Resurgence Asset Management, L.L.C. or any affiliates thereof, shall become the beneficial owner

(within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Company’s outstanding Common Stock or 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (the Company Stock, together with any such securities, the “Voting Securities”); or
     (ii) The Company’s Board of Directors shall approve a sale, lease, exchange or transfer of all or substantially all of the property and assets of the Company, and such transaction shall have been consummated; or
     (iii) The Company’s Board of Directors shall approve any merger or consolidation of the Company which will result in the holders of the Voting Securities of the Company immediately prior to such merger or consolidation owning less than a majority of the Voting Securities of the surviving entity immediately following such transaction, and such transaction shall have been consummated.
Notwithstanding the foregoing, (A) any spin-off of a division or subsidiary of the Company to its stockholders and any event listed in (i) or (ii) above that the Company’s Board of Directors determines not to be a Change in Control of the Company, shall not constitute a Change in Control of the Company, and (B) with respect to any Benefit that is subject to Section 409A of the Code, a “Change of Control” shall occur only to the extent that the definition of “Change of Control” set forth above may be interpreted to be consistent with Section 409A of the Code and the applicable Internal Revenue Service and Treasury Department regulations thereunder.
          13. Nontransferability. Each Benefit granted under the Plan to a participant shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant’s lifetime, only by the participant. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall in its discretion set forth in such option or right at the date of grant and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, an award of a Benefit other than an Incentive Stock Option may permit the transferability of a Benefit by a participant solely to the participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the award of the Benefit.
          14. Other Provisions. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Committee determines appropriate, including, without limitation, for the installment purchase of Common Stock under Stock Options, for the installment exercise of Stock Appreciation Rights, to assist the participant in financing the acquisition of Common Stock, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of Benefit, for the acceleration of exercisability or vesting of Benefits in the event of a change in control of the Company, for the payment of the value of Benefits to participants in the event of a change in control of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the participant’s employment in addition to those specifically provided for under the Plan.
          15. Fair Market Value. For purposes of this Plan and any Benefits awarded hereunder, “Fair Market Value” shall be the closing price of the Company’s Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if the Company’s Common Stock is readily tradable on a national securities exchange or other market system, and if the Company’s Common Stock is not readily tradable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Common Stock of the Company. In making any determination of Fair Market Value, the Committee shall endeavor to comply with Section 409A of the Code and the applicable Internal Revenue Service and Treasury Department regulations thereunder and in so doing shall be entitled to rely on the advice of the Company’s counsel and other advisors.
          16. Withholding. All payments or distributions of Benefits made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Benefit consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates required by statute or regulation.
          17. Tenure. A participant’s right, if any, to continue to serve the Company or any of its subsidiaries or affiliates as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.
          18. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
          19. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. The Committee shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
          20. Duration, Amendment and Termination. No Benefit shall be granted after December 31, 2018. The Committee may amend the Plan from time to time or suspend or terminate the Plan at any time; provided, however, that no amendment of the Plan may be made without approval of the stockholders of the Company if the amendment will: (i) disqualify any Incentive Stock Options granted under the Plan; (ii) increase the aggregate number of shares of Common Stock that may be delivered through Stock Options under the Plan if approval by the stockholders of the Company is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Stock may be listed or quoted or to prevent the Company from being denied a tax deduction under Section 162(m) of the Code); (iii) increase either of the maximum amounts which can be paid to an individual participant under the Plan as set forth in Section 5 hereof; (iv) change the types of business criteria on which Performance-Based Awards are to be based under the Plan; or (v) modify the requirements as to eligibility for participation in the Plan.
          21. Governing Law. This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).
          22. Section 409A of the Code. It is intended that any grant of a Benefit to which Section 409A of the Code is applicable shall satisfy all of the requirements of such Section 409A and the applicable regulations issued thereunder to the extent necessary.
          23. Effective Date. Subject to approval of the Plan by the Company’s stockholders, the Plan shall be effective as of November 7, 2008, the date on which the Plan was adopted by the Committee. In the event that the Plan is not approved by the

Company’s stockholders on or before November 7, 2009, the Existing Plan shall continue in full force and effect.

Index of Defined Terms

Term	Section Where Defined or First Used
Benefits	4
Change in Control	12(d)
Code	2(a)
Committee	2(a)
Common Stock	1
Company	1
Dividend Equivalent Right	10(d)
Effective Date	22
Exchange Act	2(a)
Fair Market Value	15
Incentive Stock Option	6(a)
Non-Employee Director	2(a)
Nonqualified Stock Option	6(a)
Parent Corporation	6(f)
Performance-Based Awards	10(a)
Plan	1
Restoration Stock Options	6(e)
Stock Appreciation Rights	7
Stock Award	8
Stock Options	6
Stock Unit	9(c)
Subsidiary Corporation	6(f)
Voting Securities	12(d)